Exhibit 99.1

November 12, 2019

Dr. Gerrit Dispersyn, Med. Sc.

President and Chief Executive Officer

Phio Pharmaceuticals Corp

257 Simarano Drive, Suite 101

Marlborough, MA 01752

Re:	Phio Pharmaceuticals Corp (the “Company”)[1] – Staff Determination Nasdaq Symbol: PHIO

Dear Dr. Dispersyn:

As you are aware, on November 12, 2018, Staff notified the Company that the bid price of its listed securities had closed at less than $1 per share over the previous 30 consecutive business days, and, as a result, did not comply with Listing Rule 5550(a)(2). Therefore, in accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until May 13, 2019, to regain compliance with the Rule. Subsequently, May 14, 2019, the Company was provided an additional 180 calendar day compliance period, or until November 11, 2019, to demonstrate compliance.

The Company has not regained compliance with Listing Rule 5550(a)(2). Accordingly, its securities will be delisted from the Capital Market. In that regard, unless the Company requests an appeal of this determination as described below, trading of the Company’s common stock will be suspended at the opening of business on November 21, 2019, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

The Company may appeal Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Please use the link, “Hearing Requests & Process” on the attached chart for detailed information regarding the hearings process. If you would like additional information regarding the hearings process, please call the Hearings Department at +1 301 978 8203.

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1 The Company, formerly known as RXi Pharmaceuticals Corp, changed to its current corporate name, effective November 19, 2018.

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Dr. Gerrit Dispersyn, Med. Sc.

November 12, 2019

A hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision. Hearing requests should not contain arguments in support of the Company’s position. The Company may request either an oral hearing or a hearing based solely on written submissions. The fee for a hearing is $10,000. Please submit your nonrefundable Hearing Request fee in accordance with the instructions provided on the attached “Check Payment Form”.2 The request for a hearing and confirmation of payment should be submitted electronically through our Listing Center3 and must be received by the Hearings Department no later than 4:00 p.m. Eastern Time on November 19, 2019.

The Company will be asked to provide a plan to regain compliance to the Panel. Accordingly, the Company may wish to consider presenting a plan that includes a discussion of the events that it believes will enable it to regain compliance in this time frame and a commitment to effect a reverse stock split, if necessary.

Listing Rule 5835 prohibits communications relevant to the merits of a proceeding under the Listing Rule 5800 Series between the Company and the Hearings Department unless Staff is provided notice and an opportunity to participate. In that regard, Staff waived its right to participate in any oral communications between the Company and the Hearings Department. Should Staff determine to revoke such waiver, the Company will be immediately notified, and the requirements of Listing Rule 5835 will be strictly enforced.

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.4 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.5 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.6

If the Company does not appeal Staff’s determination to the Panel, the Company’s securities may be eligible to continue to be quoted on the OTC Bulletin Board or in the “Pink Sheets.” If you have any questions about such quotation please contact FINRA’s Compliance Unit at +1 240 386 5100.

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2 The Form also includes a “link” for payment by wire.

3 To utilize our electronic form process, please create a user account, if you have not already done so. Once you create a user account, you can begin completing the Hearing Request Form. At any time, you may save your work and complete it at a later time. Upon submission, you will receive a confirmation email. Please note that prior to starting you will need the following company information: current trading symbol, Central Index Key (CIK) code or CUSIP.

4 Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.

5 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry. 6 Listing IM-5810-1.

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Dr. Gerrit Dispersyn, Med. Sc.

November 12, 2019

If you have any questions, please contact Moira Keith, Associate Director at +1 301 978 8052.

Sincerely,

/s/ W. Wayne Bush

W. Wayne Bush, CFA

Director

Nasdaq Listing Qualifications

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